Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES RESULTS OF CONSENT SOLICITATION TO AMEND ITS 9.75% SENIOR NOTES INDENTURE AND TERMINATION OF TENDER OFFER FOR ITS 11% SENIOR SUBORDINATED NOTES DUE 2018

Uncasville, CT, May 1, 2014 – The Mohegan Tribal Gaming Authority, or the Authority, announced today the results of its previously announced solicitation of consents (the “9.75% Notes Consent Solicitation”) to amend the indenture governing the Authority’s 9.75% Senior Notes due 2021 (the “9.75% Notes”). As of the expiration time of the 9.75% Notes Consent Solicitation at 5:00 p.m., New York City time, on April 30, 2014, the condition to the 9.75% Consent Solicitation that the Authority receive the consent of at least a majority in aggregate principal amount of outstanding 9.75% Notes was not satisfied. Accordingly, (i) all consents previously delivered by holders of the Notes in connection with the 9.75% Notes Consent Solicitation will be of no effect, (ii) the indenture governing the 9.75% Notes will not be amended as a result of the 9.75% Notes Consent Solicitation and will remain in its present form and (iii) no consent fees will be paid or become payable to holders of 9.75% Notes who have delivered consents.

The Authority also announced today that it has terminated its previously announced tender offer (the “Tender Offer”) to purchase for cash any and all of its 11% Senior Subordinated Notes due 2018 (the “Subordinated Notes”) on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated April 22, 2014, and the related Letter of Transmittal and Consent (together, the “Offer Documents”) and related consent solicitation. None of the Subordinated Notes were or will be purchased in the Tender Offer and any Subordinated Notes previously tendered and not withdrawn will be promptly credited, without expense, to the proper accounts of the holders thereof maintained at The Depository Trust Company. The Authority terminated the Tender Offer following its determination that the financing condition described in the Offer Documents cannot be satisfied given the results of the 9.75% Notes Consent Solicitation.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell or a solicitation of consents with respect to any securities.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally-recognized Indian tribe with an approximately 544-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive authority to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex located on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility located on a 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in southern New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space, including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the 1,200-room luxury Sky Hotel Tower. Mohegan Sun at Pocono Downs operates in an approximately 400,000-square-foot facility, offering traditional slot machines and table games, live harness racing and simulcast and off-track wagering, a 238-room hotel, 20,000 square feet of meeting and convention space, several dining and retail options and a bus passenger lounge. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as well as in the Authority’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

Press Release:

Mohegan Tribal Gaming Authority, Uncasville, Connecticut, May 1, 2014

Contacts:

Mitchell Grossinger Etess

Chief Executive Officer

Mohegan Tribal Gaming Authority

(860) 862-8000

Mario C. Kontomerkos

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-8000